Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2024, relating to the financial statements of Graphite Bio, Inc., appearing in the Annual Report on Form 10-K of Graphite Bio, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Francisco, California

May 21, 2024